Exhibit 5.1

30 July 2020

Matter No.: 831814

Doc Ref: 106224854

(852) 2842 9595

Felicity.Lee@conyers.com

Hutchison China MediTech Limited

48th Floor, Cheung Kong Center

2 Queens’ Road Central

Hong Kong

Dear Sirs,

Re: Hutchison China MediTech Limited (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on 30 July 2020 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to the registration of an aggregate of 30,221,458 ordinary shares, par value US$0.10 per share, of the Company (the “Shares”) to be issued pursuant to the 2015 Share Option Scheme adopted on 24 April 2015 and amended on 27 April 2020 (the “Scheme”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

(i)                                     the Registration Statement; and

(ii)                                  the Scheme.

We have also reviewed and relied upon (1) the memorandum of association and articles of association of the Company in force in April 2015 and the amended and restated memorandum of association and articles of association of the Company in force in April 2020 provided to us by the Company on 23 July 2020, (2) copies of all the resolutions passed and minutes of all meetings held by the directors and shareholders of the Company set out in the Schedule hereto (collectively, the “Resolutions and Minutes”), (3) a certificate of good standing of the Company dated 21 July 2020 (the “Certificate Date”); and (4) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) the accuracy and completeness of all factual representations made in the Registration Statement, the Scheme and other documents reviewed by us, (c) that the resolutions contained in the Resolutions and Minutes were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions of all directors of the Company and remain in full force and effect and have not been rescinded or amended, (d) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, and (e) that upon issue of any Shares to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof; (f) the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with the Commission; (g) that on the date of issuance of any of the Shares, the Company will have sufficient authorised but unissued Shares; (h) that on the date of issuance of any award or option under the Scheme, the Company will be able to pay its liabilities as they become due; (i) all options and awards granted under the Scheme are or were duly authorised in accordance with the terms of the Scheme and the number of options and awards granted under the Scheme are or were within the limit (if any) provided under the Scheme; and (j) the Company will comply with all applicable laws of the Cayman Islands where the Company repurchases any Share(s) and transfer such repurchased Share(s) to any participant under the Scheme.

We express no opinion with respect to the issuance of Shares pursuant to any provision of the Scheme that purports to obligate the Company to issue Shares following the commencement of a winding up or liquidation.  We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.  This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.  This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Shares by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.                                      The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date.  Pursuant to the Companies Law (the “Law”), a company is deemed to be in good standing if all fees and penalties under the Law have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Law.

2.                                      The Shares, when issued and paid for in accordance with the Scheme, will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue or holding of such shares).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

SCHEDULE

1.                                      Extract of the minutes of a meeting of the board of directors of the Company held on 25 February 2015;

2.                                      Extract of the written resolutions of directors of the Company passed on 21 March 2015;

3.                                      Extract of the minutes of a meeting of the shareholders of the Company held at the annual general meeting on 24 April 2015;

4.                                      Extract of the minutes of a meeting of the board of directors of the Company held on 3 March 2020; and

5.                                      Extract of the minutes of a meeting of the shareholders of the Company held at the annual general meeting on 27 April 2020.